                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement      [  ]  Confidential, For Use of the
[   ]     Definitive Proxy Statement             Commission Only (as permitted
[   ]     Definitive Additional Materials        by Rule 14a-6(e)(2))
[ X ]     Soliciting Material Pursuant to
          Rule 14a-12

                                 PROVANT, INC.
                   -----------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                 ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)  Title of each class of securities to which transaction applies:

       2)  Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       4)  Proposed maximum aggregate value of transaction:

       5)  Total fee paid:

[   ]  Fee paid previously with preliminary materials:

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount previously paid:

       2)  Form, Schedule or Registration Statement No.:

       3)  Filing Party:

       4)  Date Filed:
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               THE PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE

                    Information Concerning the Participants
                    ---------------------------------------

     The following persons may be deemed participants in any solicitation of proxies by The Provant Committee to Restore Shareholder Value with respect to the 2001 annual meeting of shareholders of Provant, Inc. (the "Company").

 . The Provant Committee to Restore Shareholder Value. The Committee is an unincorporated association that does not have any officers or employees and does not beneficially own any securities of the Company. Except for the interests of its members, the Committee has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Robert M. and Sheila S. Baker. Mr. and Mrs. Baker may be deemed to be the beneficial owners of 25,209 shares of common stock, par value $.01 per share (the "Common Stock") of the Company (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Mr. and Mrs. Baker may be deemed to own beneficially). Other than their interest as security holders of the Company, Mr. and Mrs. Baker have no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Arthur R. Bauer. Mr. Bauer may be deemed to be the beneficial owner of 131,615 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Mr. Bauer may be deemed to own beneficially). Mr. Bauer is entitled to receive installment payments from the Company in connection with the sale of his business to the Company. Other than his interest as a security holder of the Company and the other interests described above, Mr. Bauer has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Michael J. Davies. Mr. Davies may be deemed to be the beneficial owner of 339,572 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Mr. Davies may be deemed to own beneficially). Other than his interest as a security holder of the Company, Mr. Davies has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Philip Gardner. Mr. Gardner may be deemed to be the beneficial owner of 300,761 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Mr. Gardner may be deemed to own beneficially). Other than his interest as a security holder of the Company, Mr. Gardner has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Paul C. Green, Ph.D. Dr. Green may be deemed to be the beneficial owner of 501,100 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Dr. Green may be deemed to own beneficially). Dr. Green, either directly or through a company he controls, receives royalty payments from the Company (including its subsidiaries) under various video production and licensing agreements as well with respect to a book he authored. He also leases office space to a subsidiary of the Company under the terms of a lease agreement expiring December 31, 2001. Finally, he is entitled to receive monthly payments from the Company through October 31, 2001 under the terms of an agreement entered into in connection with his departure from the Company. Other than his interest as a security holder of the Company and the other interests described above, Dr. Green has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Kara Cross Kunitz. Ms. Cross Kunitz may be deemed to be the beneficial owner of 99,712 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Ms. Cross Kunitz may be deemed to own beneficially). Other than her interest as a security holder of the Company, Ms. Cross Kunitz has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Ralf Leszinski. Mr. Leszinksi may be deemed to be the beneficial owner of 627,392 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Mr. Leszinski may be deemed to own beneficially). Other than his interest as a security holder of the Company, Mr. Leszinski has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Dominic J. Puopolo. Mr. Puopolo may be deemed to be the beneficial owner of 798,242 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Mr. Puopolo may be deemed to own beneficially). Other than his interest as a security holder of the Company, Mr. Puopolo has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Avram Saunders. Mr. Saunders may be deemed to be the beneficial owner of 20,220 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Mr. Saunders may be deemed to own beneficially). Other than his interest as a security holder of the Company, Mr. Saunders has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Carl von Sternberg. Mr. von Sternberg may be deemed to be the beneficial owner of 408,985 shares of Common Stock (excluding any shares of Common Stock beneficially owned by the other members of the Committee that Mr. von Sternberg may be deemed to own beneficially). Mr. von Sternberg's wife is a party to a consulting sub-contract for the benefit of Star Mountain, Inc., an indirect subsidiary of the Company, pursuant to which she is entitled to payments in the amount of $35,000. Other than his interest as a security holder of the Company and his indirect interest in his wife's consulting sub-contract, Mr. von Sternberg has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . Joseph F. Alibrandi. Mr. Alibrandi is or will be a nominee of the Committee for election as a director at the Company's 2001 annual meeting. Mr. Alibrandi does not beneficially own any shares of Common Stock. Other than his interest as a nominee for election as a director of the Company, Mr. Alibrandi has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 . James A. Perkins. Mr. Perkins is or will be a nominee of the Committee for election as a director at the Company's 2001 annual meeting. Mr. Perkins does not beneficially own any shares of Common Stock. Other than his interest as a nominee for election as a director of the Company, Mr. Perkins has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.

 .  Brian J. Sellstrom. Mr. Sellstrom is or will be a nominee of the Committee for election as a director at the Company's 2001 annual meeting and is the Committee's choice to become the Chief Executive Officer of the Company. Mr. Sellstrom does not beneficially own any shares of Common Stock. Other than his interest as a nominee for election as a director of the Company and his interest in being the Committee's choice to become the Chief Executive Officer of the Company (including his understanding with the Committee that he would be so appointed by the Company's Board of Directors following the election of the Committee nominees), Mr. Sellstrom has no direct or indirect interest in any matter expected to be acted upon at the Company's 2001 annual meeting.
                                   *    *    *

     The Committee nominees will not receive any compensation from the Committee for agreeing to be nominated by the Committee or, if elected, for their services as directors or officers of the Company.

     The Committee expects that each of the Committee nominees, if elected, will receive the following director's compensation. Non-employee directors would be paid an annual retainer of $7,500 plus a fee of $750 for each Board meeting attended in person and a fee of $250 for each Board meeting attended by telephone and for each committee meeting attended in person or by telephone. In addition, non-employee directors would be granted an option to purchase 15,000 shares of Common Stock upon initial election and a further option to purchase 10,000 shares of Common Stock on the date of each subsequent annual meeting of shareholders starting with the 2002 annual meeting. Non-employee directors acting as committee chairpersons annually would be granted an option to purchase 5,000 shares of Common Stock, with non-employee directors serving on a committee annually being granted an option to purchase 1,000 shares of Common Stock.

     The Committee expects that Mr. Sellstrom's compensation, if elected and appointed as Chief Executive Officer, will be as follows. Mr. Sellstrom would receive an annual base salary of $250,000. He would be eligible to receive an annual performance-based bonus with a target level of $300,000 (the actual bonus amount, if any, being potentially higher or lower than the target level). In addition, Mr. Sellstrom would be granted an option to purchase shares of Common Stock, exercisable immediately as to 100,000 shares and becoming exercisable over a period of two years as to an additional 400,000 shares. The Committee also expects that Mr. Sellstrom would be entitled to participate in various benefits and similar plans or programs that customarily have been made available by the Company to its Chief Executive Officer or to its executive officers generally.

                                      -3-
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     The Committee also expects that each of the Committee nominees, if elected, will be indemnified for services as a director and/or officer of the Company to the same extent indemnification is available to directors and officers of the Company under the Company's Amended and Restated Certificate of Incorporation or is otherwise provided by the Company. In addition, the Committee expects that, upon their election and/or appointment, such nominees would be covered by the Company's director and officer liability insurance, assuming the Company has in effect a standard officer and director insurance policy.

     The foregoing description of the expected compensation of the Committee's nominees assumes, among other things, that at least a majority of the Committee nominees are elected. Such expected compensation is further subject to change after election based on the exercise by the directors at the time of their fiduciary duties in light of their knowledge and the circumstances at the time.

     In connection with its solicitation of proxies with respect to the Company's 2001 annual meeting, the Committee will file with the Securities and Exchange Commission (the "SEC"), and will furnish to security holders of the Company, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and the Company at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com or by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

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